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                                                                    Exhibit 20.2

GLOBIX CORPORATION TO COMMENCE CASH TENDER OFFER FOR 13% SENIOR NOTES DUE 2005

NEW YORK, February 7, 2000 - Globix Corporation (NASDAQ: GBIX) today announced that it will commence an offer to purchase, pursuant to an Offer to Purchase, any and all of its outstanding $160 million principal amount, 13% Senior Notes due 2005, upon the closing of the sale of the previously announced $600 million principal amount, 12.5% Senior Notes due 2010. The closing of the 12.5% Senior Notes is expected to occur on February 8, 2000.

The Offer will expire at 5:00 p.m. New York City time on March 7, 2000, unless extended. The purchase price per $1,000 principal amount of Notes in the Offer will be $1,065 plus accrued and unpaid interest from November 1, 1999 to the date of payment. The Company has received sufficient consents and has amended the indenture governing the 13% Senior Notes to delete substantially all of the restrictive covenants.

All tenders will be executed through Lehman Brothers, the exclusive Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Lehman Brothers at 800-438-3242. Documentation can be obtained by calling D.F. King & Co., the information agent, at 800-488-8095.

About Globix
Globix Corporation is a leading provider of Internet connectivity and advanced Internet services for businesses in the United States and Europe. Through its high-speed, fault-tolerant, fiber-optic network and state-of-the-art Internet Data Centers in New York City, Santa Clara, CA and London, UK, Globix delivers superior reliability, security and performance to companies using the Internet to deploy mission-critical business strategies. Cutting-edge solutions include Co-Location, Hosting and Dedicated Access. The Applications Services Group at Globix offers services such as Streaming Media, Electronic Commerce, Solutions Architecture and Internet Security.

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission.